Exhibit 99.1

         JUDGE IN MILLER CASE TO ISSUE FINAL RULING ON DECEMBER 1, 2005

NEWPORT BEACH, Calif., Nov. 21 /PRNewswire-FirstCall/ -- Collectors Universe, Inc. (Nasdaq: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced that the Orange County, California trial judge presiding over the previously reported lawsuit brought against the Company by William Miller, informed the parties on November 18, 2005, that he intends to render his final ruling on the issue of damages on December 1, 2005. The trial judge on November 18, 2005, also issued a "tentative ruling" to indicate his current intention as to how he will rule on December 1, 2005. That tentative ruling is set forth below.

A tentative ruling is not binding and, although it does not often occur, the judge could issue a final ruling that differs from his tentative ruling.

Despite the tentative ruling, which indicates that the judge is not willing to render a judgment of $10 million against the Company, because he believes that such an award would be excessive, and the Company's continued belief that it will not incur any material liability in this case, that tentative ruling also indicates that there continue to be a number of relatively novel legal issues involved in this case. As a result, it is not possible to predict, with certainty, what the ultimate outcome of this case will be.

    The text of the tentative ruling is as follows:

                      MILLER vs. COLLECTORS UNIVERSE, INC.
                         TENTATIVE STATEMENT OF DECISION

"The court declares a mistrial only with respect to the determination of damages pursuant to the civil penalty provision of CCP 3344(a). The court adopts the verdict of the jury and makes it an order of this court in all other respects.

The argument of defendant is persuasive that CCP 3344(a) should be construed to the effect that the $750 describes a minimum safeguard to provide a party whose right of privacy has been invaded and his feelings hurt and pecuniary damages have not been proven. This construction eliminates the chance that the section might be applied unconstitutionally.

On the other hand, the Minute Order dated October 17, 2005, is not inconsistent with a constitutional application of this damages provision. The order doesn't say that there are multiple unauthorized uses in this case, only that it is a question of fact as to the number of such uses, if any. Presumably, this determination would be made by the trier of fact in light of the relevant surrounding circumstances and the result would be within constitutional limits.

The court chooses to follow the law of the case in this instance and leave the ultimate analysis to the courts of appeal. Notwithstanding this choice, the court declines to perform the ministerial task of simply multiplying $750 by the number of unauthorized uses amounting to 14,060. This would result in a civil penalty of $10,545,000, which appears to this court to be excessive under the circumstances in this case.

In Hale v Morgan (1978) 22 Cal.3d 388, the court stated at page 399, "No discretion is permitted the trier of fact in fixing the penalty." The court infers from this that the jury must determine unauthorized use and harm in light of the circumstances of the case and not the court. While the jury found unauthorized use, the evidence was insufficient to enable them to fully understand the surrounding circumstances to enable them to arrive at reasonable damages.

The verdict form was composed in a manner that left to the court the task of applying the multiplier of $750 to each unauthorized use. This the court cannot do. To do so would instantly result in excessive damages under the circumstances of this case as the court has perceived them.

Plaintiff contends that the subject damages are 'compensatory' and not 'punitive' especially since punitive damages are provided for elsewhere in
Section 3344 and that the court should not be misled by the title of the article containing Section 3344. With due respect to counsel, the court has difficulty in ignoring the language immediately preceding Section 3344; 'Article 3 PENAL DAMAGES'. The court concludes that this specifically includes the $750 damages reference in the section. The title also corroborates the contention that the intent of the legislature was to allow for the finding of more than one violation giving rise to the $750 damages determination. Only one such incident would hardly be punitive.

Because of the insufficiency of the evidence, the trier of fact had virtually no discretion in determining damages. There is no limit to the amount of damages. There was no evidence of the financial condition of defendant or its ability to pay. The evidence did not establish that the conduct of defendant was egregious. The jury was not instructed that they could consider defendant's behavior including remedial action taken by defendant. The damages award that would result appears to be confiscatory on its face in light of the legislative intent provided by plaintiff. The purpose is to compensate the injured party for "hurt feelings". This is contrasted with the intent manifested in the cases cited by both sides wherein the intent was to punish violations of landlords that might result in substantial harm to tenants. The purpose in this case is less compelling than the landlord-tenant cases and closer scrutiny on damages that are punitive in nature is required. In Hale, at page 487, the court stated, 'Because the statute is penal, we adopt the narrowest construction of its penalty clause to which it is reasonably susceptible in the light of the legislative purpose.'

The court finds that the damages that would result from complying with the request of plaintiff are excessive and violate defendant's due process rights. As in Hale, the court is not declaring the subject provision in CCP 3344(a) unconstitutional, only that it cannot be constitutionally applied to the facts of this case.

It is respectfully suggested that in the event of a retrial, that the jury be allowed to quantify the damages and be given further guidance in connection to the statutory reference to 'unauthorized acts' and 'harm' as well as the several other factors that should be considered to aid it in arriving at a fair amount of damages with respect to the circumstances of this case."

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added authentication and grading and certain related services to high-value collectibles and other high value asset markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps, paper currency and diamonds. The Company also compiles and publishes authoritative information about collectible sports cards and sports memorabilia, United States and world coins, and entertainment memorabilia and diamonds. This information is accessible to collectors and dealers at the Company's web site, http://www.collectors.com, and is also published in print.

    Contacts:

    Joe Wallace                          Brandi Piacente
    Chief Financial Officer              Investor Relations
    Collectors Universe                  The Piacente Group, Inc.
    949-567-1245                         212-481-2050
    Email: jwallace@collectors.com       Email: brandi@thepiacentegroup.com

SOURCE  Collectors Universe, Inc.
    -0-                             11/21/2005
    /CONTACT: Joe Wallace, Chief Financial Officer of Collectors Universe, Inc., +1-949-567-1245, jwallace@collectors.com, or Investor Relations: Brandi Piacente of The Piacente Group, Inc., +1-212-481-2050, brandi@thepiacentegroup.com, for Collectors Universe, Inc./
    /Web site:  http://www.collectors.com /
    (CLCT)